Exhibit 99.2

AMENDMENT No. 1 TO CONSULTING AGREEMENT

This Amendment No. 1 to the Consulting Agreement (this “Amendment”), dated effective April 23, 2018, is by and between IIOT-OXYS, Inc., a Nevada corporation (the “Client”), on the one hand, and Antony Coufal, an individual (the “Consultant”), on the other hand. The Client and the Consultant will be referred to individually as a “Party” and collectively as the “Parties.” Any capitalized terms not defined in this Amendment will have the meaning set forth in the Consulting Agreement dated April 23, 2018 between the Client and the Consultant (the “Agreement”), attached hereto as Exhibit A.

RECITALS

WHEREAS, the Client and Consultant have entered into the Consulting Agreement pursuant to which Consultant was engaged by the Client to perform Services for Compensation;

WHEREAS, pursuant to Section 8 of the Agreement, Compensation included the issuance of an aggregate of 1,200,000 shares of Common Stock of the Client (the “Shares”) at a vesting schedule to later be determined; and

WHEREAS, pursuant to Section 21 of the Agreement, the Parties wish to amend the Agreement to clarify the vesting schedule for the Shares and to include acceleration provisions for the vesting of the Shares upon the occurrences of certain events.

THEREFORE, in consideration of the foregoing recitals, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below.

AGREEMENT

1.                Amendment to Section 8. Pursuant to Section 21 of the Agreement, Section 8 is hereby amended to read as follows:

8.	Additionally, the Consultant shall be eligible to participate in the Client’s 2017 Stock Incentive Plan through the award of an aggregate of 1,200,000 shares of the Client’s Common Stock which shall vest according to the following vesting schedule:

•	200,000 shares of Common Stock to vest on the one-year anniversary of the Agreement;
•	400,000 shares of Common Stock to vest on the two-year anniversary of the Agreement; and
•	600,000 shares of Common Stock to vest on the three-year anniversary of the Agreement.

In the event that the Agreement is terminated by either Party pursuant to the terms of the Agreement, all unvested Shares which have been earned shall vest on a pro-rata basis as of the effective date of the termination of the Agreement and all unearned, unvested Shares shall be terminated. Shares are only earned as long as the Agreement is in effect and no Shares shall be earned after the effective date of the termination of the Agreement.

2.                Acceleration of Vesting. Pursuant to Section 21 of the Agreement, Section 9 is hereby added which shall read as follows:

9.	Acceleration of Vesting. Unless unvested Shares have earlier terminated pursuant to Section 8 of the Agreement, vesting of all unvested Shares shall be accelerated so that all unvested Shares shall become one hundred percent (100%) vested in the Consultant upon a Change of Control. For purposes of this Agreement, the term Change of Control shall mean (i) the sale of all or substantially all of the assets of the Client, (ii) the sale of more than fifty percent (50%) of the outstanding common stock of the Client in a non-public sale, (iii) the dissolution or liquidation of the Client, or (iv) any merger, share exchange, consolidation or other reorganization or business combination of the Client if immediately after such transaction either (A) persons who were directors of the Client immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity, or (B) persons who hold a majority of the voting capital stock of the surviving entity are not persons who held a majority of the voting capital stock of the Client immediately prior to such transaction.

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In addition to the acceleration of vesting in the event of a Change of Control, unless unvested Shares have earlier terminated pursuant to Section 8 of the Agreement, vesting of all unvested Shares shall be accelerated so that all unvested Shares shall become one hundred percent (100%) vested in the Consultant upon the listing of the Client’s Common Stock on a senior exchange.

3.                No Other Changes. Except as amended hereby, the Agreement will continue to be, and will remain, in full force and effect. Except as provided herein, this Amendment will not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or (ii) to prejudice any right or rights which the Parties may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

4.                Authority; Binding on Successors. The Parties represent that they each have the authority to enter into this Amendment. This Amendment will be binding on, and will inure to the benefit of, the Parties to it and their respective heirs, legal representatives, successors, and assigns.

5.                Governing Law and Venue. This Amendment and the rights and duties of the Parties hereto will be construed and determined in accordance with the terms of the Agreement.

6.                Incorporation by Reference. The terms of the Agreement, except as amended by this Amendment are incorporated herein by reference and will form a part of this Amendment as if set forth herein in their entirety.

7.                Counterparts; Facsimile Execution. This Amendment may be executed in any number of counterparts and all such counterparts taken together will be deemed to constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile or email will be equally as effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment the respective day and year set forth below:

CLIENT:	IIOT-OXYS, Inc.

Date: October 9, 2018	By	/s/ Cliff L. Emmons
Cliff L. Emmons, CEO

CONSULTANT:

Date: October 9, 2018	By	/s/ Antony Coufal
Antony Coufal

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EXHIBIT A

Consulting Agreement dated April 23, 2018

[See Attached]

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